OFFICER'S CERTIFICATE Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 1997 by and among First Union Commercial Mortgage Securities, Inc. as Depositor, First Union National Bank as Master Servicer (the "Master Servicer"), CRIIMI MAE Services Limited Partnership as Special Servicer, and LaSalle National Bank as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 1997-C2 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement. Pursuant to Section 3.13 of this Agreement, Timothy S. Ryan and Clyde M. Alexander, Vice Presidents of the Master Servicer, do hereby certify that: I . A review of the activities of the Master Servicer during the period from January 1, 2001 through December 31, 2001 and of its performance under the Agreement during such period has been made under our supervision; and 2. To the best of our knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period January 1, 2001 through December 31, 2001; and 3. The Master Servicer has received no notice regarding qualification, or challenging the status of any portion of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency or body. IN WITNESS W11EREOF, the undersigned have executed this Certificate as of the day of March, 2002. Wachovia Securities is the trade name under which Wachovia Corporation conducts its investment banking, capital markets and institutional secudties business through First Union Securikies, Inc. ("FUSI"), member NYSE, NASD, SIPC, and through other bank and non-bank and broker-dealer subsidiaries of WachoAa Corporation, including Wachwia Bank, NA. and First Union National Bank.